Exhibit 99.1

From: David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 14, 2004

SIGMA-ALDRICH ACQUIRES ULTRAFINE TO ENHANCE FINE CHEMICALS CAPABILITIES

Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has enhanced its Fine Chemicals capabilities to serve pharmaceutical and biotech manufacturers through its acquisition of Ultrafine. Founded in 1984 and institutionally backed, Ultrafine is located in Manchester, U.K. and is a leading supplier of contract chemistry services for all phases of drug development to customers world-wide, with capabilities ranging from fundamental research to GMP manufacturing, including the ability to supply active ingredients for clinical trials. Ultrafine’s life science catalogue also currently offers more than 130 products which enable its customers to expedite drug discovery and development.

The acquisition is expected to add approximately one percent to Sigma-Aldrich’s otherwise reportable growth in the remaining quarters of 2004. Acquired operations are expected to meet or exceed the Company’s targets of 10% annualized, local currency growth over the next several years and to be accretive to earnings in and after 2004, with no initial charges. Terms of the purchase, which were not disclosed, were paid in cash.

Commenting on the acquisition, Frank Wicks, President, Sigma-Aldrich Fine Chemicals said, “Ultrafine reinforces and enhances our Fine Chemicals capabilities and is an ideal complement to our existing cGMP process development and manufacturing facilities in the UK, USA and Switzerland. Combining Ultrafine’s medicinal chemistry skills and ability to rapidly provide preclinical and early clinical phase GMP material with Sigma-Aldrich Fine Chemicals’ capabilities in process development and scale up, we are now better positioned to meet the demands of the pharmaceutical industry for high quality products and services through all stages of development, enabling customers to get their new products to market more quickly.”

John Fromson, Ultrafine’s departing Chairman added “As we have worked through this transaction, I have found the two companies have the same values and cultures. Joining our businesses makes the most sense for our staff, providing them with enhanced opportunities for career progression, and for our customers as it offers them a broader spectrum of development support, particularly in manufacturing, where Sigma-Aldrich has state-of-the-art facilities. I expect to see Ultrafine grow and prosper under its new ownership.”

Mike Harris, Ultrafine’s Business Development head, added “This will be extremely beneficial to our customers, allowing us to provide continuous support all the way from early drug discovery chemistry through process development to full-scale API manufacture in world class facilities.”

Fairmount Partners, a boutique life sciences investment banking firm out of Philadelphia, PA, represented the Ultrafine investors in the transaction, including 3I Group PLC and Renaissance Ventures LP.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. Sigma-Aldrich has customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 34 countries and has 5,900 employees providing excellent service worldwide. The company is committed to the success of its Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning web site sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in foreign currency exchange rates, and (7) the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.

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